Lihua International Appoints Kelvin Lau to Board of Directors
 Company Regains Compliance with Nasdaq Listing Requirements

DANYANG, CHINA, October 23, 2009 — Lihua International, Inc., (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper superfine and magnet wire, today announced that Kelvin Siu Ki Lau has been appointed to the Company’s Board of Directors, effective October 20, 2009. Mr. Lau will serve on the Board’s Audit, Nominating and Corporate Governance and Compensation Committees. He replaces Mr. Su Liu, who resigned as a Director of the Company on October 11, 2009, for personal reasons.

“We are very excited to have Kelvin Lau join our Board of Directors, as he brings over 20 years of capital markets knowledge to Lihua. We believe his wealth of experience in working with public companies in the U.S. capital markets, as well as his extensive work advising companies through the IPO and secondary fund raising processes will strengthen our Board as Lihua moves to the next level as a public company. We believe his expertise will prove invaluable as we work to continue growing the Company, expanding our leadership position in the market for superfine and magnet wire, and increasing shareholder value,” said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua.

Kelvin Lau added, “I am honored to join the Board of Directors of Lihua International. The Company has an experienced management team, an exciting growth story and a strong position in an industry that is poised for substantial growth as a result of increased infrastructure spending associated with China’s four trillion RMB stimulus package. These factors, coupled with their strong balance sheet and financial performance since the completion of the IPO give me a great deal of confidence about what the future holds for the Company and I am looking forward to contributing to their success.”

Lihua International, Inc.

The Company’s Board has determined that Mr. Lau qualifies as an “independent director” as defined and determined in accordance with Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC. (the “Nasdaq Marketplace Rules”) and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Company believes that with Mr. Lau’s appointment, it has regained compliance with Nasdaq Marketplace Rule 5605, which requires that (i) a majority of the Board of Directors consist of independent directors, and (ii) the audit committee consist of at least three members, and as such, qualifies for continued listing on the Nasdaq Capital Market.

Mr. Lau joins Lihua’s Board with over 20 years of experience in investment banking and the finance industry. He is currently Managing Director of Capital Markets & Corporate Finance at Mizuho Securities Asia Limited, a Japanese investment bank and securities company, where he leads the origination, structuring and execution of equity and equity-linked capital market transactions and financial advisory activities for Greater China. Prior to joining Mizuho Securities in December 2008, he was Managing Director of DBS Asia Capital Limited, the investment banking unit of Singapore bank, DBS where he has served for over 10 years. Mr. Lau has also worked with the Listing Division The Stock Exchange of Hong Kong Limited in the late 1980s. Mr. Lau is a fellow member of the Chartered Association of Certified Accountants of the United Kingdom and a member of the Hong Kong Institute of Certified Public Accountants. He holds a Bachelor of Science Degree in Economics from University of London.

About Lihua International, Inc.
Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China’s rapidly growing magnet and fine wire market.  Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality, alternatives to pure copper magnet wire. Lihua’s products include copper-clad aluminum wire (“CCA”) and recycled scrap copper wire and are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries.  Lihua’s corporate and manufacturing headquarters are located in the heart of China’s copper industry in Danyang, Jiangsu Province.  http://www.lihuaintl.com

Lihua International, Inc.

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Safe Harbor Statement
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact
The Piacente Group, Inc.
Investor Relations
Kristen McNally / Brandi Floberg
(212) 481-2050
lihua@tpg-ir.com

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